Exhibit 1.2

Sigilon Therapeutics, Inc.

EQUITY DISTRIBUTION AGREEMENT

April 14, 2022

CANACCORD GENUITY LLC
99 High Street

Boston, Massachusetts 02110

Ladies and Gentlemen:

As further set forth in this agreement (this “Agreement”), Sigilon Therapeutics, Inc., a Delaware corporation  (the “Company”),  proposes to issue and sell from time to time through Canaccord Genuity LLC (the “Agent”), as sales agent, the Company’s common stock, $0.001 par value per share (the “Common Shares”) (such Common Shares to be sold pursuant to this Agreement, the “Shares”), having an aggregate offering price of up to $10,000,000, on terms set forth herein.  Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in Section 2 of this Agreement on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and the Agent shall have no obligation in connection with such compliance.

The Company hereby confirms its agreement with the Agent with respect to the sale of the Shares.

1.Representations and Warranties of the Company.

(a)The Company represents and warrants to, and agrees with, the Agent that as of the date of this Agreement, each Representation Date, each date on which a Placement Notice (as defined in Section 2(a)(i) below) is given, and any date on which Shares are sold hereunder as follows:

(i)Registration Statement and Prospectus.  The Company has prepared and filed, or will prepare and file, as the case may be, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, including a base prospectus, relating to certain securities, including the Common Shares, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement to the base prospectus included as part of such registration statement specifically relating to a portion of the Shares (the “Prospectus Supplement”). The Company shall furnish to the Agent, for use by Agent, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, as amended when it becomes effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission in the Registration Statement or pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B or 462(b) of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission in the Registration Statement or pursuant to Rule 424(b) under the Securities Act, together with any “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act regulations (“Rule 433”), relating to the Shares, if any, that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).

(ii) Continuing Effectiveness of Registration Statement.  The Registration Statement and any Rule 462(b) Registration Statement shall have been declared effective or will be declared effective by the Commission under the Securities Act prior to any sale of Shares hereunder. The Company has complied with all requests of the Commission for additional or supplemental information.  No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the knowledge of the Company, contemplated or threatened by the Commission. The Company meets the requirements for use of Form S-3 under the Securities Act. The sale of the Shares hereunder will meet the requirements of General Instruction I.B.6. of Form S-3, if such requirements apply to the Company at such time.  The aggregate market value of securities sold by or on behalf of the Company pursuant to General Instruction I.B.6. of Form S-3 during the 12 month period immediately prior to, and including, the sale of those Shares described in the Prospectus Supplement pursuant to this Agreement is no more than one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company, as determined pursuant to General Instruction I.B.6. of Form S-3

(3)No Material Misstatements or Omissions.   The Prospectus when filed complied, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act. Each of the Registration Statement, any Rule 462(b) Registration Statement, the Prospectus and any post-effective amendments or supplements thereto, at the time it will become effective or its date, as applicable, and as of each Settlement Date (as defined in Section 2(a)(vii) below), complied in all material respects with the Securities Act, and as of each effective date and each Settlement Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, as amended or supplemented, as of its date, did not and, as of each of the Settlement Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences do not apply to statements in or omissions from the Registration Statement, any Rule 462(b) Registration Statement, or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to the Agent furnished to the Company in writing by the Agent expressly for use therein. There are no contracts or other documents required to be described in the Prospectus or to be filed as exhibits to the Registration Statement which have not been described or filed as required.

(i)Eligible Issuer.  The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act.

(ii)Financial Statements.  The financial statements included or incorporated by reference in each of the Registration Statement and the Prospectus, together with the related schedules and notes thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and present fairly in all material respects the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby except for any normal year-end adjustments in the Company’s quarterly financial statements.  The other financial information included or incorporated by reference in each of the Registration Statement and the Prospectus has been derived from the accounting records of the Company and presents fairly in all material respects the information shown thereby.  The statistical, industry-related and market-related data included or incorporated by reference in each of the Registration Statement and the Prospectus are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects.

(iii)    Auditor Independence.  PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company and delivered its report with respect to the audited financial statements and schedules filed with the Commission and included or incorporated by reference in each of the Registration Statement and the Prospectus, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(iv)    Due Incorporation; No Material Adverse Effect.  The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own or lease its property and to conduct its business as described in each of the Registration Statement and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing or have such power and authority would not, reasonably be expected to have a material adverse effect on the assets, business, operations, earnings, properties, condition (financial or otherwise), prospects, stockholders’ equity or results of operations of the Company, or prevent or materially interfere with consummation of the transactions contemplated hereby (a “Material Adverse Effect”).  The Company does not own or control, directly or indirectly, any material corporation, association or other entity other than the subsidiary listed on Schedule 4 hereto.

(v)Capitalization.  The authorized capital stock of the Company conform as to legal matters to the description thereof contained in each of the Registration Statement and the Prospectus under the heading “Description of Common Stock”.  The shares of Common Stock outstanding prior to the issuance of the Shares to be sold by the Company have been duly authorized and are validly issued, fully paid and non-assessable.

(vi)Due Authorization, Valid Issuance and Non-Assessiblity of Shares.  The Shares to be issued and sold by the Company through the Agent hereunder have been duly authorized and, when issued, delivered and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Shares will not be subject to any preemptive or similar rights that have not been validly waived.

(vii)Authority to Enter into this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(viii)Non-Contravention. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws of the Company, (iii) any agreement or other instrument binding upon the Company, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, except in the case of clauses (i), (iii) and (iv), where such contravention would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect on the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body, agency or court is required for the performance by the Company of its obligations under this Agreement, except for the registration of the Shares under the Securities Act and such consents, approvals, authorizations, orders and registrations or qualifications as may be required by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the listing of the Shares on the Nasdaq Global Select Market (the “Exchange”).

(ix)Internal Accounting Controls.  The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Registration Statement and the Prospectus, there are no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) since the end of the Company’s most recent audited fiscal year, no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

(x)Disclosure Controls.  The Company and each of its Subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that the information required to be disclosed by the Company and its Subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and its Subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established, except as disclosed in the Registration Statement and the Prospectus.

(xi)Sarbanes-Oxley Compliance.  There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that are applicable to the Company or its directors or officers in their capacities as directors or officers of the Company.

(xii)Exceptions.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, since the date of the latest audited financial statements included in the Registration Statement and the Prospectus, and, except as disclosed in the Registration Statement and the Prospectus, (i) the Company has not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, other than from its employees or other service providers in connection with the termination of their service pursuant to employee benefit or stock-based compensation plans or agreements, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company.

(xiii)Valid Title.  The Company does not own any real property.  The Company has good and marketable title to all personal property (other than intellectual property which is addressed exclusively in Section 1(a)(xvii) below) owned by them which is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement and Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are held by them under valid, subsisting and, to the knowledge of the Company, enforceable leases with such exceptions as are not material and would not be reasonably expected to materially interfere with the use made and proposed to be made of such property and buildings by the Company.

(xiv)  Intellectual Property.  (i) The Company owns or have a valid license to all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property Rights”) (a) described in the Registration Statement and the Prospectus as being owned by or licensed to the Company, or (b) to the Company’s knowledge, used in or reasonably necessary to the conduct of its businesses; (ii) the Intellectual Property Rights owned by the Company and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Company are valid, subsisting and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights; (iii) the Company has not received any notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect on the Company; (iv) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by the Company; (v) to the Company’s knowledge, the Company does not infringe, misappropriate or otherwise violate, or has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights; (vi) all employees or contractors engaged in the development of Intellectual Property Rights on behalf of the Company have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company, and to the Company’s knowledge no such agreement has been breached or violated; and (vii) the Company uses, and has used, commercially reasonable efforts to appropriately maintain all information intended to be maintained as a trade secret.

(xv)  Consents and Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, as currently conducted and the Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, which singly or in the aggregate, if the subject of an unfavorable decision, rule or finding, would reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, all such permits are in full force and effect, the Company is not in violation of any term of such permit in any material respect, and no party granting any such permit has taken any action to limit, suspend or revoke the same in any material respect.

(xvi)    Compliance with Applicable Laws and Regulations.  The Company, and its directors and officers, and, to the knowledge of the Company, employees and agents, are, and at all times have been, in compliance with all health care laws applicable to the Company, or its respective product candidates or activities, including, without limitation, the applicable provisions of the Federal Food, Drug, and Cosmetic Act (the “FDCA”) (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§3729 et seq.), all criminal laws relating to health care fraud and abuse, including but not limited to the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), 18 U.S.C. Sections 286, 287, 1347, and 1349 and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), any similar local, state or federal laws, and the rules and regulations promulgated pursuant to such laws (collectively, the “Health Care Laws”), except where failure to be so in compliance have not, and would not reasonably be expected to have a Material Adverse Effect.  The Company has not received any U.S. Food and Drug Administration (“FDA”) Form 483, notice of adverse finding, warning letter, letter of admonition, untitled letter or other correspondence or notice from any regulatory authority or governmental authority alleging or asserting material noncompliance with any Health Care Laws applicable to the Company.  Neither the Company, nor to the Company’s knowledge, its officers, directors, employees, or agents, have engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal healthcare program.  The Company has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Health Care Laws nor, to the Company’s knowledge, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened.  The Company has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).  The Company is not a party to any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority.  Additionally, neither the Company, nor any of its, officers, directors, or, to the knowledge of the Company, employees or agents, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(xvii) Clinical Data and Regulatory Compliance.  The preclinical studies and clinical trials, and other tests or studies being conducted or sponsored by or on behalf of the Company, or that are described in, or the results of which are referred to in the Registration Statement or the Prospectus were and, if still pending, are being conducted in all material respects in accordance with all applicable laws and regulations, including, without limitation, the FDCA and its implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, and 812, with the protocols, procedures and controls designed and approved for such studies and with standard medical and scientific research procedures; each description of the results of such studies is accurate in all material respects and fairly presents the data derived from such studies, and the Company has no knowledge of any other studies the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the Registration Statement or the Prospectus; the Company has made all material filings and obtained all approvals or exemptions as may be required by the FDA or from any other U.S. or foreign government or drug or medical device regulatory agency, notified body, or health care facility Institutional Review Board (collectively, the “Regulatory Agencies”) required for the conduct of such preclinical tests or clinical trials; the Company has not received any written notice of, or correspondence from, any Regulatory Agency requiring the termination, suspension or material modification of any clinical trials currently being conducted or proposed to be conducted by or for the Company.

(xviii)   Absence of Legal or Governmental Proceedings.  There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company is a party or to which any of the properties of the Company is subject (i) other than proceedings accurately described in all material respects in each of the Registration Statement and the Prospectus and proceedings that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by each of the Registration Statement and the Prospectus or (ii) that are required to be described in the Registration Statement and the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents to which the Company is subject or by which the Company is bound that are required to be described in each of the Registration Statement and the Prospectus or to be filed as exhibits to the Registration Statement that are not described in all material respects or filed as required.

(xix)  Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are, in the Company’s reasonable judgment, generally deemed adequate and customary for the businesses in which they are engaged; the Company has not been refused any insurance coverage sought or applied for; and the Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business as now conducted at a cost that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xx)   No Labor Dispute.  No material labor dispute with the employees of the Company exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxi)   Environmental Laws.  The Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except, in each as of (i) through (iii) above, where such noncompliance with applicable Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.   There are no costs or liabilities arising under applicable Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval required under applicable Environmental Laws, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(xxii)   Taxes.  The Company has filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company) and has paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, reasonably be expected to have a Material Adverse

Effect on the Company, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company which, singly or in the aggregate, has had (nor does the Company have any notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company and which would reasonably be expected to have) a Material Adverse Effect on the Company.

(xxiii)   Not an Investment Company.  The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in each of the Registration Statement and the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xxiv)Registration Rights.  Except as described in the Registration Statement or the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement, except as otherwise have been validly waived in connection with the issuance and sale of the Shares contemplated hereby and as described in the Registration Statement or the Prospectus.

(xxv)  No Other Brokers.  Neither the Company nor its subsidiary is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or the Agent for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(xxvi) No Integration.  Except as described in the Registration Statement and the Prospectus, the Company has not sold, issued or distributed any securities that would be integrated with this offering of the Share contemplated by this Agreement pursuant to the Securities Act or the interpretations thereof by the Commission.

(xxvii)Absence of Stabilization or Manipulation.  The Company has not taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Shares.

(xxviii)Exchange Act Registration and Listing of the Common Shares.  The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the Exchange; the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Exchange, nor has the Company received any notification that the Commission or FINRA is contemplating terminating such registration or listing. The Common Shares are currently listed on the Exchange under the trading symbol “SGTX”. Except as disclosed in the Registration Statement and the Prospectus, the Company has not, in the twelve (12) months preceding the date hereof, received any notice from the Exchange to the effect that the Company is not in compliance with the rules and regulations of the Exchange. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in material compliance with the rules and regulations of the Exchange.

(xxix)Offering Material.  The Company has not distributed and prior to any Settlement Date, will not distribute any offering material in connection with any Placement (as defined in Section 2(a)(i) below), other than the Prospectus, and any Permitted Free Writing Prospectus to which the Agent has consented.

(xxx)No Unlawful Payments.  (i) None of the Company, or any director, officer, or, to the Company’s knowledge, any employee, agent or representative of the Company, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to improperly influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) the Company has conducted its businesses in compliance with applicable anti-corruption laws and have instituted, or upon completion of this offering will institute, and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws; and (iii) the Company will not use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(xxxi) Anti-Money Laundering Compliance.  The operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxii)OFAC Compliance. (i) None of the Company, or any director or officer or, to the Company’s knowledge, any employee, agent, affiliate or representative of the Company is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B)  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria).

(ii)   The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)  to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  The Company has not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxxiii)Open Source Software. The Company does not use or distribute or has not used or distributed any software and other materials distributed under a “free,” “open source,” or similar licensing model (“Open Source Software”)  in any manner that requires or has required (A) the Company to permit reverse engineering of any software code or other technology owned by the Company or (B) any software code or other technology owned by the Company to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributed at no charge.

(xxxiv)Data Protection.  (i) The Company is in compliance with all internal privacy policies, contractual obligations, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company of personally identifiable, or other regulated data (“Data Protection Obligations”, and such data, “Data”); (ii) the Company has not received any written notification of or complaint regarding and is unaware of any other facts that, individually or in the aggregate, would reasonably indicate material non-compliance with any Data Protection Obligation; (iii) there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or, to the Company’s knowledge, threatened alleging non-compliance with any Data Protection Obligation; and (iv) the execution, delivery and performance of this Agreement or any other agreement referred to in this Agreement will not result in a breach of any Data Protection Obligation.  The Company has implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the information technology systems and Data used in connection with the operation of the Company’s business, reasonably consistent with industry practices, or as required by applicable regulatory standards.  Without limiting the foregoing, the Company has used reasonable efforts to implement appropriate controls, policies, procedures, and technological safe guards to establish and maintain reasonable cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technical and physical safeguards and business continuity/disaster recovery and security plans, that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of any Data used in connection with the operation of the Company’s business (“Breach”), reasonably consistent with industry practices.  To the Company’s knowledge, there has been no material Breach, and the Company has not been notified of and has no knowledge of any event or condition that would reasonably be expected to result in, any such material Breach.

(xxxv)   Certificate as Representation and Warranty.  Any certificate signed by any officer of the Company and delivered to the Agent or the Agent’s counsel in connection with the offering of the Shares shall be deemed a representation and warranty by the Company to Agent as to the matters covered thereby.

2.Purchase, Sale and Delivery of Shares.

(a)At-the-Market Sales. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell through the Agent as sales agent, and the Agent agrees to use its commercially reasonable efforts to sell for and on behalf of the Company, the Shares on the following terms and conditions; provided, however, that any obligation of the Agent to use such commercially reasonable efforts shall be subject to the continuing accuracy of the representations and warranties of the Company herein, the performance by the Company of its covenants and obligations hereunder and the continuing satisfaction of the additional conditions specified in Section 4 of this Agreement. The Company acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Shares, and (ii) the Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Shares as required under this Section 2.

(i)Each time that the Company wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify Agent by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one Trading Day (as defined below) and any minimum price below which sales may not be made, a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1.  The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the relevant Agent set forth on Schedule 2, in each case as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by the relevant Agent unless and until (i) in accordance with the notice requirements set forth in Section 2(a)(iii) of this Agreement, such Agent declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Shares with respect to such Placement Notice have been sold, (iii) the Company suspends or terminates the Placement Notice in accordance with the notice requirements set forth in Section 2(a)(iii) below, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 7.  The amount of any commission or other compensation to be paid by the Company to the Agent with respect to each Placement shall be calculated in accordance with the terms set forth in Section 2(a)(v) below. It is expressly acknowledged and agreed that neither the Company nor the Agent will have any obligation whatsoever with respect to a Placement or any Shares unless and until the Company delivers a Placement Notice to the Agent and such Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein.  In the event of a conflict between the terms of this Agreement and the terms of the Placement Notice, the terms of the Placement Notice will control. For the purposes hereof, “Trading Day” means any day on which the Common Shares are purchased and sold on the principal market on which the Common Shares are listed or quoted.

(ii) The Shares are to be sold by the Agent on a daily basis or otherwise as shall be agreed to by the Company and the Agent on any day that is a Trading Day (other than a day on which the Exchange is scheduled to close prior to its regular weekday closing time). The gross sales price of the Shares sold under this Section 2(a) shall be the market price for the Common Shares sold by the Agent under this Section 2(a) at the time of such sale.

(iii)The Company shall not authorize the issuance and sale of, and the Agent shall not be obligated to use its commercially reasonable efforts to sell, any Shares at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors and notified to the Agent in writing. In addition, the Company or Agent may, upon notice to the other party hereto by telephone (confirmed promptly by email), suspend the offering of the Shares, whereupon such Agent shall so suspend the offering of Shares until further notice is provided to the other party to the contrary; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice. Notwithstanding any other provision of this Agreement, during any period in which the Company is in possession of material non-public information, the Company and the Agent agree that (i) no sale of Shares will take place, (ii) the Company shall not request the sale of any Shares, and (iii)  Agent shall not be obligated to sell or offer to sell any Shares.

(iv)  Subject to the terms of the Placement Notice, the Agent may sell the Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on or through the Exchange.  Subject to the terms of any Placement Notice, the Agent may also sell Shares in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law, subject to the prior written consent of the Company. During the term of this Agreement, and notwithstanding anything to the contrary herein, the Agent agrees that in no event will it or any of its affiliates engage in any market making, bidding, stabilization or other trading activity with regard to the Common Shares if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Securities Act.

(v)The compensation to the Agent with respect to each Placement, as agent of the Company, shall be 3.0% of the gross sales price of the Shares sold by such Agent pursuant to this Section 2(a), payable in cash (the “Commission”). The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for the Shares with respect to such Placement (the “Net Proceeds”).

(vi)Agent will provide written confirmation to the Company (including by email correspondence to each of the individuals of the Company set forth on Schedule 2, as such schedule may be amended from time to time), no later than the opening of the Trading Day immediately following the Trading Day on which it has made sales of Shares hereunder, setting forth the number of Shares sold on such day, the volume-weighted average price of the Shares sold, and the Net Proceeds payable to the Company.

(vii)Unless otherwise specified in the applicable Placement Notice, settlement for sales of Shares will occur on the second (2nd) Business Day (or such earlier day as is agreed by the parties to be industry practice for regular-way trading) following the date on which such sales are made (each a “Settlement Date”). On each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Shares being sold by crediting the Agent’s accounts or its designee’s account at The Depository Trust Company through its Deposit Withdrawal Agent Commission System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and the Agent will deliver the Net Proceeds with respect to such Shares to the Company in same day funds to an account designated by the Company on, or prior to, such Settlement Date.  The Company agrees that if the Company defaults in its obligation to timely deliver duly authorized Shares on a Settlement Date, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 5 hereto, it will (i) hold the relevant Agent harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (iii) pay to such Agent any commission or other compensation to which such Agent would otherwise have been entitled absent such default.

(viii)  During the term of this Agreement, neither Agent nor any of its affiliates or subsidiaries shall engage in (i) any short sale of any security of the Company or (ii) any sale of any security of the Company that such Agent does not own or any sale which is consummated by the delivery of a security of the Company borrowed by, or for the account of, such Agent. Neither Agent nor any of its affiliates or subsidiaries shall engage in any proprietary trading or trading for such Agent’s (or its affiliates’ or subsidiaries’) own account.

(ix)During the term of this Agreement, and notwithstanding anything to the contrary herein, Agent agrees that in no event will it or any of its affiliates engage in any market making, bidding, stabilization or other trading activity with regard to the Common Shares if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Securities Act.

(b)Maximum Amount.  Under no circumstances shall the aggregate number or aggregate value of the Shares sold pursuant to this Agreement exceed: (i) the aggregate number and aggregate dollar amount of Common Shares available for issuance under the Registration Statement, (ii) the aggregate dollar amount of Common Shares permitted to be sold under the Company’s effective Registration Statement (including any limit set forth in General Instruction I.B.6 thereof, if applicable) or (iii) the aggregate number or aggregate dollar amount of the Common Shares for which the Company has filed any Prospectus Supplement in connection with the Shares (the lesser of (i), (ii) and (iii) (the “Maximum Amount”).

(c)  Duration.  Under no circumstances shall any Shares be sold pursuant to this Agreement after the date which is three years after the Registration Statement is first declared effective by the Commission.

(e)Market Transactions by Agent.  The Company acknowledges and agrees that the Agent has informed the Company that the Agent may, to the extent permitted under the Securities Act, the Exchange Act and this Agreement, purchase and sell Common Shares for its own account while this Agreement is in effect, provided, that (i) no sale for its own account shall take place while a Placement Notice is in effect (except to the extent the Agent may engage in sales of Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity) and (ii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by the Agent.  The Company consents to the Agent trading in the Common Shares for the account of any of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

3.Covenants of the Company.  The Company covenants and agrees with the Agent as follows:

(a)Amendments to Registration Statement and Prospectus.   After the date of this Agreement and during any period in which a Prospectus relating to any Shares is required to be delivered by the Agent under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company agrees that it will: (i) notify the Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference or amendments not related to the Shares, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus related to the Shares, other than documents incorporated by reference, has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement (insofar as it relates to the transactions contemplated hereby) or Prospectus or for additional information; (ii) prepare and file with the Commission, promptly upon the Agent’s request, any amendments or supplements to the Registration Statement or Prospectus that, in the Agent’s reasonable opinion (under the advice of counsel), are necessary in connection with the sale of the Shares by the Agent (provided, however, that the failure of the Agent to make such request shall not relieve the Company of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Company in this Agreement and provided, further, that the only remedy the Agent shall have with respect to the failure to make such filing shall be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Shares or a security convertible into the Shares unless a copy thereof has been submitted to the Agent within a reasonable period of time before the filing and the Agent has not reasonably objected thereto (provided, however, that (A) the failure of the Agent to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Company in this Agreement), (B) the Company has no obligation to provide the Agent any advance copy of such filing or to provide the Agent an opportunity to object to such filing if the filing does not name the Agent or does not relate to a Placement or other transaction contemplated hereunder, and (C) the only remedy that the Agent shall have with respect to the failure by the Company to provide the Agent with such copy or the filing of such amendment or supplement despite the Agent’s objection shall be to cease making sales under this Agreement); (iv) furnish to the Agent at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act.

(b)Stop Order.  The Company will advise the Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose, and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued.

(c)Continuing Amendments.  During any period in which a Prospectus relating to the Shares is required to be delivered by the Agent under the Securities Act with respect to any Placement or pending sale of the Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports (taking into account any extensions available under the Exchange Act) and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify the Agent to suspend the offering of Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d)Qualification of the Shares.  The Company shall use commercially reasonable efforts to qualify the Shares for sale under the securities laws of such jurisdictions as the Agent reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any state or subject itself to taxation in any such jurisdiction if it is not otherwise so subject.  The Company shall promptly advise the Agent of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(e)Copies of Registration Statement and Prospectus.  The Company will furnish to the Agent and counsel for the Agent copies of the Registration Statement (which will include all consents and exhibits filed therewith), the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Agent may from time to time reasonably request, provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to the Agent to the extent such document is available on EDGAR.

(f)Section 11(a).  The Company will make generally available to its security holders as soon as practicable an earnings statement (which need not be audited) covering a 12-month period that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.

(g)Expenses.  The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay or cause to be paid all expenses incident to the performance of its obligations hereunder, including but not limited to (i) expenses

(including stock or transfer taxes and stamp or similar duties allocated to the respective transferees) incurred in connection with the registration, issue, sale and delivery of the Shares, (ii) expenses and fees (including, without limitation, fees and expenses of the Company’s accountants and counsel) in connection with the preparation, printing, filing, delivery, and shipping of the Registration Statement (including the financial statements therein and all amendments, schedules, and exhibits thereto), the Shares, the Prospectus and any amendment thereof or supplement thereto, and the producing, word-processing, printing, delivery, and shipping of this Agreement and other underwriting documents or closing documents, including Blue Sky Memoranda (covering the states and other applicable jurisdictions) and including the cost to furnish copies of each thereof to the Agent, (iii) SEC and FINRA filing fees, (iv) the fees and expenses of any transfer agent or registrar, (vi) Exchange listing fees, if any, and (vii) the cost and expenses of the Company relating to investor presentations or any “roadshow” undertaken in connection with marketing of the Shares.  The Company agrees to reimburse the reasonable and documented fees and disbursements of Agent’s counsel (including fees and expenses of counsel for the Agent in connection with, FINRA review, if any, and approval of the Agent’s participation in the offering and distribution of the Shares) in the amount of $75,000 upon execution of this Agreement.

(h)Use of Proceeds.  The Company will apply the net proceeds from the sale of the Shares in the manner set forth in the Prospectus.

(i)Restrictions on Future Sales. During the term of this Agreement, without giving the Agent prior written notice so as to permit the Agent to suspend activity under this Agreement for such period of time as requested by the Company the Company will not (i) directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Shares (other than the Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Shares, warrants or any rights to purchase or acquire Common Shares during the period beginning on the date on which any Placement Notice is delivered to the Agent hereunder and ending on the final Settlement Date with respect to Shares sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Shares covered by such Placement Notice, the date of such suspension or termination); or (ii) directly or indirectly in any other “at-the-market” or continuous equity transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Shares (other than the Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Shares, warrants or any rights to purchase or acquire, Common Shares prior to the termination of this Agreement; provided, however, that such restrictions will not be required in connection with the Company’s issuance or sale (either directly or indirectly) of (i) Common Shares, options to purchase Common Shares or Common Shares issuable upon the exercise of options or other equity awards, pursuant to any employee or director stock option or benefits plan, stock ownership plan or dividend reinvestment plan (but not Common Shares subject to a waiver to exceed plan limits in its dividend reinvestment plan) of the Company whether now in effect or hereafter implemented, (ii) Common Shares issuable upon conversion of securities or the exercise of warrants, options or other rights in effect or outstanding, and disclosed in filings by the Company available on EDGAR or otherwise in writing to the Agent; (iii) Common Shares or securities convertible into or exchangeable for Common Shares as consideration for mergers, acquisitions, other business combinations or strategic alliances, or offered and sold in a privately negotiated transaction to vendors, customers, lenders, investors, strategic partners or potential strategic partners, including without limitation, in-licensing and out-licensing agreements, occurring after the date of this Agreement which are not issued primarily for capital raising purposes; and (iv) the Shares offered pursuant to this Agreement.

(j)No Stabilization or Manipulation.  The Company has not taken and will not take, directly or indirectly, any action designed to, or which might reasonably be expected to cause or result in, or which constitutes: (i) the stabilization or manipulation of the price of the Common Shares or any other security of the Company to facilitate the sale or resale of the Shares, (ii) a violation of Regulation M.  The Company shall notify the Agent of any violation of Regulation M by the Company or any of its Subsidiaries or any of their respective officers or directors promptly after the Company has received notice or obtained knowledge of any such violation.  The Company shall not invest in futures contracts, options on futures contracts or options on commodities, unless the Company is exempt from the registration requirements of the Commodity Exchange Act, as amended (the “Commodity Act”), or otherwise complies with the Commodity Act. The Company will not engage in any activities bearing on the Commodity Act, unless such activities are exempt from the Commodity Act or otherwise comply with the Commodity Act.

(k)No Other Broker.  The Company will not incur any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

(l)Timely Securities Act and Exchange Act Reports.  During any prospectus delivery period, the Company will use its commercially reasonable efforts to file on a timely basis with the Commission such periodic and special reports as required by the Securities Act and the Exchange Act.

(m)Internal Controls.  The Company and its subsidiary will maintain such controls and other procedures, including without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act and the applicable regulations thereunder, that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, to ensure that material information relating to Company, including its Subsidiaries, is made known to them by others within those entities.

(n)Permitted Free Writing Prospectus.  The Company represents and agrees that, unless it obtains the prior written consent of the Agent, and the Agent represents and agrees that, unless it obtains the prior written consent of the Company, Agent has not made and will not make any offer relating to the Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(o)Representation Date and Opinion of Counsel. Prior to the date of the first Placement Notice, and thereafter during the term of this Agreement, each time the Company (A) files an amendment to the Registration Statement or Prospectus (other than relating solely to the offering of securities other than the Shares or to any documents incorporated by reference therein), (B) files an annual report on Form 10-K under the Exchange Act or files its quarterly reports on Form 10-Q under the Exchange Act; and (C) files a report on Form 8-K containing amended financial statements (other than an earnings release) under the Exchange Act, (each of the dates in (A), (B) and (C) are referred to herein as a “Representation Date”), the Company shall cause Ropes & Gray LLP, counsel for the Company, to furnish to the Agent the opinion and negative assurance statement of such counsel, within ten days of such date and addressed to Agent, in form and substance reasonably satisfactory to the Agent; provided however, only a negative assurance letter of such counsel shall be required for each subsequent Representation Date.

Notwithstanding the foregoing, the requirement to provide counsel opinions under this Section 3(o) shall be automatically waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the date the Company delivers a Placement Notice to the Agent.  Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Agent with opinions under this Section 3(o), then before the Agent sells any Shares pursuant to Section 2(a), the Company shall cause the opinions (including the opinion pursuant to Section 3(o) if not delivered on the date of the prior Form 10-K), comfort letter, certificates and documents that would be delivered on a Representation Date to be delivered.

(p)Representation Date and Comfort Letter. Prior to the date of the first Placement Notice and thereafter during the term of this Agreement, on each Representation Date to which a waiver does not apply, the Company shall cause PricewaterhouseCoopers LLP, or other independent accountants reasonably satisfactory to the Agent (the “Accountants”), to deliver to the Agent a letter, within ten days of such date and addressed to Agent, confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, and stating the conclusions and findings of said firm with respect to the financial information and other matters covered by its letter in form and substance satisfactory to the Agent of the same tenor as the first such letter received hereunder.

(q)Representation Date and Representation Certificate.  Prior to the date of the First Placement Notice and thereafter during the term of this Agreement, within ten days of each Representation Date to which a waiver does not apply, the Company shall furnish to the Agent a certificate (the “Representation Certificate”), substantially in the form of Schedule 3 and dated as of such date, addressed to the Agent and signed by the chief executive officer and by the chief financial or chief accounting officer of the Company.

(r)Disclosure of Shares Sold.  The Company shall disclose in its quarterly reports on Form 10-Q and in its annual report on Form 10-K the number of the Shares sold through the Agent under this Agreement, the net proceeds to the Company and the compensation paid by the Company with respect to sales of the Shares pursuant to this Agreement during the relevant quarter.

(s)Continued Listing of Shares. The Company shall use its commercially reasonable efforts to maintain the listing of the Common Shares on the Exchange.

(t) Notice of Changes. At any time during the term of this Agreement, as supplemented from time to time, the Company shall advise the Agent immediately after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Agent pursuant to this Section 3.

(u)  Maximum Amount.  The Company will not instruct the Agent to sell or otherwise attempt to sell Shares in excess of the Maximum Amount.

4.Conditions of Agent’s Obligations.  The obligations of the Agent hereunder are subject to (i) the accuracy, as of the Effective Time, each Representation Date, each Time of Sale, and each Filing Date (in each case, as if made at such date) of and compliance with all representations, warranties and agreements of the Company contained herein, (ii) the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a)Continuing Amendments; No Stop Order.  If filing of the Prospectus, or any amendment or supplement thereto, or any Permitted Free Writing Prospectus, is required under the Securities Act, the Company shall have filed the Prospectus (or such amendment or supplement) or such Permitted Free Writing Prospectus with the Commission in the manner and within the time period so required (without reliance on Rule 424(b)(8) or Rule 164(b)); the Registration Statement shall be effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof, any Rule 462(b) Registration Statement, or any amendment thereof, nor suspending or preventing the use of the Prospectus shall have been issued; no proceedings for the issuance of such an order shall have been initiated or threatened; and any request of the Commission for additional information (to be included in the Registration Statement, the Prospectus or otherwise) shall have been complied with to the Agent’s satisfaction.

(b)      Absence of Certain Events. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its Subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)      No Material Misstatement or Omission.  The Agent shall not have advised the Company that the Registration Statement or any the Prospectus, contains an untrue statement of fact which, in the Agent’s reasonable opinion, is material, or omits to state a fact which, in the Agent’s reasonable opinion, is material and is required to be stated therein or necessary to make the statements therein not misleading.

(d)No Adverse Changes.  Except as contemplated in the Prospectus, subsequent to the respective dates as of which information is given in the Prospectus, neither the Company nor  its subsidiary shall have incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, or declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there shall not have been any change in the capital stock (other than a change in the number of outstanding Common Shares due to the issuance of shares upon the exercise of outstanding options or warrants), or any material change in the short-term or long-term debt of the Company, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock of the Company or any of its Subsidiaries, or any development involving a Material Adverse Effect (whether or not arising in the ordinary course of business), or any loss by strike, fire, flood, earthquake, accident or other calamity, whether or not covered by insurance, incurred by the Company or any Subsidiary, the effect of which, in any such case described above, in the Agent’s judgment, makes it impractical or inadvisable to offer or deliver the Shares on the terms and in the manner contemplated in the Prospectus.

(e)Compliance with Certain Obligations.  The Company shall have performed each of its obligations under Sections 3(o) – 3(q).

(f)Negative Assurance of Agent Counsel.  Within ten days of each Representation Date to which a waiver does not apply, there shall have been furnished to the Agent the negative assurance letter of Goodwin Procter LLP, counsel for the Agent, dated as of such Representation Date and addressed to Agent, in a form reasonably satisfactory to the Agent, and such counsel shall have received such papers and information as they request to enable them to pass upon such matters.

(g)    Representation Certificate.  On or prior to the first Placement Notice, the Agent shall have received the Representation Certificate in form and substance satisfactory to the Agent and its counsel.

(h)     No Objection by FINRA. The Financial Industry Regulatory Authority, Inc. shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(i)Additional Documents and Certificates.  The Company shall have furnished to Agent and the Agent’s counsel such additional documents, certificates and evidence as they may have reasonably requested.

All opinions, certificates, letters and other documents described in this Section 4 will be in compliance with the provisions hereof only if they are satisfactory in form and substance to Agent and the Agent’s counsel.  The Company will furnish Agent with such conformed copies of such opinions, certificates, letters and other documents as Agent shall reasonably request.

5.Indemnification and Contribution.

(a)Company Indemnification.  The Company agrees to indemnify and hold harmless the Agent, its affiliates within the meaning of Rule 405 under the Securities Act,  and each person, if any, who controls the Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which Agent may become subject, under the Securities Act or otherwise (including in settlement of any litigation), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon, in whole or in part an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including the 430B Information and at any subsequent time pursuant to Rules 430A and 430B promulgated under the Securities Act, and any other information deemed to be part of the Registration Statement at the time of effectiveness, and at any subsequent time pursuant to the Securities Act or the Exchange Act, and the Prospectus, or any amendment or supplement thereto (including any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus), any Permitted Free Writing Prospectus, or any roadshow as defined in Rule 433(h) under the Act (a “road show”), or an  omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Agent for any reasonably incurred and documented legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by Agent specifically for use in the preparation thereof.

(2)Agent Indemnification.  The Agent will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Agent), but only insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise from the sale of the Shares pursuant to this Agreement or arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in conformity with written information furnished to the Company by the Agent specifically for use in the preparation thereof, it being understood and agreed that the only information furnished by the Agent for use in the Registration Statement or the Prospectus consists of the statements relating to stabilization and market making activities set forth in the “Plan of Distribution” section in the Prospectus, and will reimburse the Company for any legal or other expenses reasonably incurred and documented by the Company in connection with investigating or defending against any such loss, claim, damage, liability or action.

(a)Notice and Procedures.  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, promptly notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure.  In case any such action shall be brought against any indemnified party, and it shall promptly notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, the named parties to any such proceeding (including any impleaded parties) include both the Company and the Agent and representation of both parties by the same counsel would be inappropriate due to conflict of interest, the Agent shall have the right to employ a single counsel to represent the Agent, in which event the reasonable and documented fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the Agent as incurred. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred.

The indemnifying party under this Section 5 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 5, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (a) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(b)Contribution; Limitations on Liability; Non-Exclusive Remedy.  If the indemnification provided for in this Section 5 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Agent on the other from the offering of the Shares, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Agent on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total commissions received by the Agent (before deducting expenses) from the sale of the Shares.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Company and the Agent agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject of this subsection (d).  Notwithstanding the provisions of this subsection (d), the Agent shall not be required to contribute any amount in excess of the commissions received by it under this Agreement.  No person guilty of fraudulent misrepresentation

(within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

6.Representations and Agreements to Survive Delivery.  All representations, warranties, and agreements of the Company herein or in certificates delivered pursuant hereto, including but not limited to the agreements of the Agent and the Company contained in Section 5 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Agent or any controlling person thereof, or the Company or any of its officers, directors, or controlling persons, and shall survive delivery of, and payment for, the Shares to and by the Agent hereunder.

7.Termination of this Agreement.

(a)The Company shall have the right, by giving three (3) day’s written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) with respect to any pending sale, through the Agent for the Company, the obligations of the Company, including in respect of compensation of the Agent, shall remain in full force and effect notwithstanding the termination and (ii) the provisions of Section 3(g) Section 5 and Section 6 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b)Agent shall have the right, by giving three (3) day’s written notice as hereinafter specified, to terminate the provisions of this Agreement solely with respect to such agent relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Section 3(g) Section 5 and Section 6 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c)Unless earlier terminated pursuant to this Section 7, this Agreement shall automatically terminate upon the issuance and sale of all of the Shares through the Agent on the terms and subject to the conditions set forth herein, except that the provisions of Section 3(g) Section 5 and Section 6 of this Agreement shall remain in full force and effect notwithstanding such termination.

(d)This Agreement shall remain in full force and effect unless terminated pursuant to Sections 7(a), (b) or (c) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Section 3(g), Section 5 and Section 6 shall remain in full force and effect.

(e)Any termination of this Agreement shall be effective as of the close of business on the date specified in such notice of termination. If such termination shall occur prior to the Settlement Date for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 2(a)(vii) of this Agreement.

8.Default by the Company.  If the Company shall fail at any Settlement Date to sell and deliver the number of Shares which it is obligated to sell hereunder, the Company shall hold the Agent harmless against any loss, claim or damage arising from or as a result of such default by the Company.

9. Notices.  All communications hereunder will be in writing and effective only on receipt, and will be mailed, delivered, e-mailed or facsimiled to the addresses of the Company and the Agent, respectively, as follows:

if to the Agent, to:

Canaccord Genuity LLC

99 High Street

Boston, Massachusetts 02110

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Thomas S. Levato
Email: [***]

if to the Company, to:

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, Massachusetts 02142

Attention: Chief Financial Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

Attention: Marc Rubenstein; William Michener

Email: [***]

10.Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the

controlling persons, officers and directors referred to in Section 5.   Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained.  The term “successors and assigns” as herein used shall not include any purchaser, as such purchaser, of any of the Shares from the Agent.

11.Absence of Fiduciary Relationship.  The Company, having been advised by counsel, acknowledges and agrees that: (a) the Agent has been retained solely to act as a sales agent in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company (including any of the Company’s affiliates (including directors), equity holders, creditors, employees or agents, hereafter, “Company Representatives”), on the one hand, and the Agent on the other, has been created or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Agent has advised or is advising the Company on other matters and irrespective of the use of the defined term “Agent;” (b) neither of the Agent nor any of its affiliates (including directors), equity holders, creditors, employees or agents, hereafter, “Agent Representatives”) shall have any duty or obligation to the Company or any Company Representative except as set forth  in this Agreement; (b) the price and other terms of any Placement executed pursuant to this Agreement, as well as the terms of this Agreement, are deemed acceptable to the Company, following discussions and arms-length negotiations with the Agent; (c) the Company is capable of evaluating and understanding, and in fact has evaluated, understands and accepts the terms, risks and conditions of any Placement to be executed pursuant to this Agreement, and any other transactions contemplated by this Agreement; (c) the Company has been advised that the Agent and the Agent Representatives are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Agent and the Agent Representatives have no obligation to disclose any such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship, or otherwise; (d) the Company has been advised that the Agent is acting, in respect of any Placement and the transactions contemplated by this Agreement, solely for the benefit of the Agent, and not on behalf of the Company; and (e) the Company and the Company Representatives waive, to the fullest extent permitted by law, any claims that they may have against the Agent or any of the Agent Representatives for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any Placement or any of the transactions contemplated by this Agreement and agree that the Agent and the Agent Representatives shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of the Company Representatives in respect of  any person asserting any claim of breach of any fiduciary duty on behalf of or in right of the Company or any of the Company Representatives.

12.Governing Law and Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Company (on its own behalf and on behalf of its stockholders and affiliates) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.Submission to Jurisdiction, Etc.  Each party hereby submits to the exclusive jurisdiction of the U.S. federal and New York state courts sitting in the Borough of Manhattan, City of New York, in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

14.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.Construction.  The section and exhibit headings herein are for convenience only and shall not affect the construction hereof. References herein to any law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority shall be deemed to refer to such law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

[Signature Page Follows]

Please sign and return to the Company the enclosed duplicates of this letter whereupon this letter will become a binding agreement between the Company and the Agent in accordance with its terms.

Very truly yours,

Sigilon Therapeutics, Inc.

By:/s/ Josias Pontes

Name: Josias Pontes

Title: Acting Chief Financial Officer

Confirmed as of the date first above mentioned:

CANACCORD GENUITY LLC

By:/s/ Bernard Yuen

Name: Bernard Yuen

Title: Managing Director

SCHEDULE 1

FORM OF PLACEMENT NOTICE

Via Email Only

(No Facsimile / No Voicemail)

From:Sigilon Therapeutics, Inc.

To: Canaccord Genuity LLC

Attention:Brian O’Connor

[***]

Michael Wright

[***]

Jennifer Pardi

[***]

AND

[***]

Date:_______, _________

Subject:Equity Distribution Agreement – Placement Notice

Ladies / Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement between Sigilon Therapeutics, Inc., a Delaware corporation (“Company”), and Canaccord Genuity LLC (the “Agent”) dated April 14, 2022 (the “Agreement”), the Company hereby requests that Agent sell up to [_____] shares of the Company’s common stock, $0.001 par value per share, at a minimum market price of $[___] per share.  Sales should begin on the date of this Placement Notice and shall continue until [Date] / [all shares are sold].

SCHEDULE 2

NOTICE PARTIES

Sigilon Therapeutics, Inc.

Rogerio Vivaldi Coelho, M.D.
[***]

Josias Pontes
[***]

Matthew Kowalsky

[***]

Canaccord Genuity LLC

Brian O’Connor
[***]

Michael Wright
[***]

Jennifer Pardi

[***]

AND

[***]

SCHEDULE 3

FORM OF REPRESENTATION CERTIFICATE

PURSUANT TO SECTION 3(Q) OF THE AGREEMENT

[Date]

CANACCORD GENUITY LLC
99 High Street

Boston, Massachusetts 02110

Dear Sirs:

The undersigned, the duly qualified and elected [chief executive officer or chief financial (or chief accounting) officer], of Sigilon Therapeutics, Inc., a Delaware corporation (the “Company”), does hereby certify in such capacities and on behalf of the Company, pursuant to Section 3(q) of the Equity Distribution Agreement, dated April 14, 2022 (the “Equity Distribution Agreement”), by and between the Company and Canaccord Genuity LLC, that to the best of the knowledge of the undersigned:

(i)The representations and warranties of the Company in Section 1 of the Equity Distribution Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii)The Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Equity Distribution Agreement at or prior to the date hereof.

Capitalized terms used herein without definition shall have the meanings given to such terms in the Equity Distribution Agreement.

By:________________________________
Name:
Title:

By:________________________________
Name:
Title:

SCHEDULE 4

SUBSIDIARIES

Name State or Country of Incorporation or Organization

Sigilon Securities CorporationMassachusetts